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                              Dave & Buster's, Inc.
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Set forth below is the text of the script for the Company's First Quarter 2003 earnings conference call conducted on June 3, 2003:

                              DAVE & BUSTER'S, INC.
                    First Quarter 2003 Teleconference Script
                                  JUNE 3, 2003

Operator:

Good day everyone and welcome to the Dave and Buster's first quarter 2003 earnings conference call. Today's call is being recorded. At this time, I would like to turn the conference over to the company. Please go ahead.

Kienast:

Thank you for joining us for Dave and Busters' conference call. On the call today are Buster Corley, Chief Executive Officer, Dave Corriveau, President and
W. C. Hammett, the Company's Chief Financial Officer. This call is being recorded on behalf of the company and is copyrighted. In consideration of our investors and in compliance with Regulation FD, the call is being broadcast over the Internet through Dave & Buster's website, www.daveandbusters.com and will be archived for two weeks. It cannot be otherwise recorded or rebroadcast without the company's permission and your participation implies consent to the call's recording.

Before we begin discussions of the company's results, I would like to call your attention to the fact that under Safe Harbor Provisions, remarks made on this conference call may include certain forward-looking statements relating to future events and actual results may differ from those forward-looking statements. Information on the company's risk factors was included in today's news release and is also included in the company's filings with the SEC.

Now, here is W C Hammett.

Good afternoon. Thank you for joining us this afternoon for our first quarter earnings conference call. After a brief discussion of our results and comments from Dave and Buster, we will open the call for Q & A.

As you saw from our earnings release, our first quarter continued to present challenges for us on the revenue line. The war with Iraq, severe winter weather in some of our markets and the continuing unfavorable economic environment negatively impacted revenues during the quarter. Amusement revenue continues to be soft. To illustrate this, amusement revenue declined just over 9 percent, while food and beverage revenue declined slightly more than 2 percent. Since research tells us that our guests tend to choose us first because of our games, we believe that the difficult economic conditions affect us differently than a restaurant-only concept. We believe that people continue to hold back on their discretionary entertainment spending due to the uncertain economy. Accordingly the entertainment portion of our business suffers from this reduced spending. Other entertainment venues, such as theme parks and casinos, also are experiencing continued negative trends. The food and beverage portion of our business


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has not behaved significantly different from a number of other restaurant companies. The restaurant industry has suffered the first 3 consecutive quarters of down traffic ever, according to a recent article in the Wall Street Journal.

With this in mind, we continue to reduce costs, while working toward increasing guest traffic through strategic investment in the amusement portion of our business and through focused marketing efforts. Dave and Buster will comment further on this after I review our results for the quarter.

We reported revenues of $91.6 million in the first quarter compared to $97.2 million in last year's comparable quarter. Our comp stores sales were down 7.5 percent over the year earlier period. Our revenue mix was 52.0 percent for food and beverage and 48.0 percent for amusement and other revenue. This compares to
50.1 percent and 49.9 percent in last year's first quarter. Party sales were
11.1 percent of total revenue compared to 10.4 percent last year. Comp Store party sales were up 6 percent over last year.

We reported operating income of $6.7 million compared to $6.6 million in last year's first quarter. Our net income was $3.0 million, or $.23 per diluted share, compared to a net loss of $4.2 million, or $.31 per diluted share, last year after a charge of $7.1 million for a change in accounting for goodwill. Before this charge, net income in last year's first quarter was $2.9 million, or $.22 per diluted share. We believe that this improvement in both operating and net income for the period, in the face of a decline in revenue of $5.6 million, proves that our efforts to control our operating costs are paying off.

EBITDA was essentially flat for the period at $14.0 versus $14.2 million last year. Our earnings release has the calculation of this number. As you are aware, EBITDA is generally used by bankers and investors to evaluate a company's ability to repay debt.

Our cost of revenue improved to 18.2 percent versus 18.6 percent in the prior year. Food cost was down approximately 80 basis points, beverage costs increased approximately 50 basis points and amusement cost declined approximately 130 basis points.

Operating payroll and benefits improved to 29.3 percent of revenue from 31.6 percent in last year's first quarter. Our previously announced initiatives, last year's reduction in force at the store level and this year's scheduling refinements are primarily the reasons for this improvement. Other store operating expenses were 30.8 percent versus 28.7 percent last year. The absolute dollar increase for the period is primarily attributable to opening one new store during the third quarter last year. The percentage of revenue increase, however, is due to the revenue decline. Many of the costs in this category are essentially fixed and are negatively impacted on a percentage basis by a decline in revenues. General and administrative expenses declined to $5.9 million in the current quarter from $6.1 million in the prior year. As a percent of revenue, this category increased 20 basis points, again due to the revenue decline. Depreciation and amortization declined to $7.3 million, or 8.0 percent of revenue, from $7.6 million, or 7.8 percent of revenue last year. Our effective income tax rate was 34 percent, which was also the rate last year.


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We continued to reduce our debt during the quarter, paying it down by $4.1 million. This brings our total debt, including the current portion, to $63.7 million compared to $67.8 million at the end of the prior fiscal year. We had available on the revolver at the end of the quarter, $19.5 million.

Capital expenditures for the quarter were $7.4 million.

We are making progress in our efforts to improve the bottom line. The economy continues to present challenges but we believe we are taking the appropriate steps to manage our way through these difficult times. If the economy strengthens in the last half of the year, as some have predicted, we will be in a good position to take advantage of higher revenues.

What that, I will turn the call over to Dave for his comments.

Thank you, WC and good afternoon everyone. As WC pointed out in his remarks, our overall softness in sales, particularly on the amusements side of the business, is a concern that we are actively addressing.

During our Year-End conference call, I informed everyone that I, along with some seasoned Corporate Vice Presidents, representing various aspects of D&B operations, had just completed a 32 store visit in which our mission was to identify opportunities to improve the overall amusement operations, profitability and guest experience and conduct a stem to stern physical inspection of each D&B store. We are currently implementing various projects to improve the D&B concept with the knowledge and input we received during these trips. Let me briefly give you an update on five of the ongoing projects we discussed with you during our last conference call.

1. During the first quarter we committed to add over 400 new games in our Midways at a capital cost of $ 3.6 million. This represents the largest quarterly capital commitment for new games in the history of the Company. The balance of our 2003 new game budget for the remainder of the year is approximately $6.0 million.

2. Our proprietary D&B Downs automated conversion project got underway in the first quarter. We have converted six stores to date and are scheduling one conversion per week, which puts the estimated completion date in mid-November of this year.

3. We are continuing to install the new Winner's Circles in our Midways. At year-end we had 9 stores completed. During the first quarter we installed 3 new Winners Circles and expect to complete 4 more by the end of the 3rd Quarter, which will bring our total new Winners Circles to 16. Our most recent Midway remodel was recently completed at our Marietta, Georgia store which, by the way, recently celebrated its 10th anniversary. Additional Midway remodels are planned this year at our Philadelphia, Utica Michigan, Hollywood, Florida and Orange, California stores. These improvements should generate some positive results and fit within the capex guidelines we previously discussed with you.


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4.       We remain very enthusiastic about our new sound delivery system, complete with music videos that are being retrofitted to all our stores in 2003. Our customer reaction has been very favorable and we are exploring all kinds of unique and refreshing ways to capitalize on this feature while at the same time giving our guests a more upbeat atmosphere. As of yesterday, 14 stores have been retrofitted. We expect to be 100% complete by the end of the 2nd Quarter.

5. We are eliminating our outside revenue sharing partner associated with D&B's major Midway promotions. We have internally developed two new and very exciting Big Time Midway promotions, which will replace the existing revenue share promotions that expire in October of this year. We will kick-off our new promotions at the beginning of 2004. Bringing these promotions in house should save the company approximately 2 million dollars annually.

As promised, we continue to seek new and innovative ways to cut costs. One example is a recently identified major cost savings program for our Midways. Allow me to briefly diagram this program. In 2002 we dispensed over 4 billion yellow redemption tickets that represent one point toward an array of exciting and innovative merchandise in our Winners Circle. 4 billion paper tickets equate to a $2.9 million cost. That is a lot of paper tickets, which are immediately shredded after the guest redeems them. We just completed a two-month test at a few of our stores, which replaced the yellow one point coupon with an orange two-point coupon. Our guest surveys and on-site interviews tell us that our customers actually like the "less tickets but same value" approach. So, we are currently converting all our Midways to the orange two-point ticket approach, which when fully implemented, will save us approximately $1.4mm per year simply by using half the amount of tickets. This conversion will take about 5 months to complete. The 2003 savings will be offset by the individual game conversion cost required to facilitate the 2 point ticket, but the net effect for 2004 and beyond will be approximately $1.4mm in yearly savings.

On the International front, our Mexico licensee has experienced a construction delay that will move the opening of the Monterey, Mexico store by a couple of months. We now expect the Monterey store to open during First Quarter of 2004.

In conclusion, we have made tremendous progress toward our program of enhancing our amusement product, which should increase our revenues. We are also moving forward with reducing costs. We are continuing to identify additional opportunities on both fronts, while keeping in mind that we must also make sure that the guest experience stays at a high satisfaction level. We have a comprehensive plan that is in progress and will be ongoing, providing incremental benefits during 2003 and really kicking in full positive earnings effects in 2004 and beyond.

And with that, I'd like to turn the call over to Buster.

Thank you Dave, and good afternoon everyone.  Thank you for joining us.


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The first quarter of this year has been an extremely active and progressive time for the company.

Our strategic cost reduction plans have begun to show real traction. This strategy is now even more significant, as revenues have softened. The development of this plan is a company wide effort. Members of the Dave and Buster's team at all levels of our organization are contributing bright ideas for enhanced efficiencies. In addition, we have had the very able consulting assistance of PriceWaterhouseCoopers. An already focused strategy of greater profitability has reached the next level of implementation in Q1 and we expect additional stages of its execution to yield additional positive results as this year unfolds. At the same time we continue our relentless pursuit of additional efficiencies company wide.

Our goal is to continue to become more profitable now in a systemic manner that will both help counter the present effects of a soft economy and later will further boost profitability beyond recent expectations as the economy improves.

To improve our operational efficiency and at the same time preserve our high standards of positive guest experience we have reorganized and intensified our operations teams at the executive regional and store levels. Today we field the strongest supervisory team in our history - which helps ensure high levels of guest services and greater efficiency.

On our revenue improvement efforts as you have heard from Dave we are attacking our major revenue weakness in amusements with major new product offerings, enhanced game presentations and an improved store atmosphere. In the next few weeks we will be rolling out a major summer promotion emphasizing the fun and games part of our business which will include a yet to be announced pricing strategy and a "call to action" marketing theme designed to jump start the summer vacation season in which we hope to benefit from the likelihood that more people will be vacationing closer to home. I am pleased to report that our corporate party business continues to grow and we have now every indication that we have the capacity to continue this revenue driver. As you know this part of our business has been an integral part of our success both as a revenue builder and as a major venue to introduce guests to the D&B concept.

On the marketing and brand-positioning front as announced last week we have added a seasoned and skilled Sr. Vice President of Marketing, Maria Miller. Ms. Miller brings great experience to this role, her resume includes senior positions at American Express and she was the top marketing person at Avis Rent A Car serving as Sr. Vice President. We are excited to add someone with Maria's skills and experience to our team. Under her direction and through extensive consumer research we will have a better understanding of the best avenues for efficient and motivational marketing and advertising programs.

During this quarter we have made some tremendous strides in corporate governance. As you have probably seen these I will only briefly recap them. In early efforts to comply or exceed Sarbanes-Oxley requirements we established a governance and nominating committee, began efforts to bring more independent board members on and worked toward all areas of improvement needed to become more progressive in governance. As


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of today we have brought on three outstanding new independent board members with the skills to help us improve our performance. If you've looked at their qualifications, you know that Walt Humann, Patricia Priest and David Pittaway are excellently qualified to serve on our board, and each bring experience and expertise that complement the strengths already represented. In additional progress, we have separated the roles of Chairman of the Board and CEO.

Our Audit Committee is made up solely of independent outside directors two of whom qualify as financial experts. Our governance and nominating committee is also comprised of all independent directors and both committees have published charters. Our Board now has a majority of independent outside directors. It has been our stated ambition to become a leader in our industry in the area of corporate governance and with these positive changes we have done much to accomplish this.

As all of you must know we are in the middle of a proxy fight, which we believe to be critical for the future of Dave & Buster's. While our positions in this regard are well known public record I would like to take this opportunity to thank the many shareholders who have shown their support for Dave & Buster's. Over the past few weeks we have met and spoken with many of you and there are many of you we have yet to meet with. We have listened to your suggestions and concerns and we are committed to a two-way dialog in the future.

We at D&B are excited about the future, we firmly believe that we have the concept, the employees, the management teams and a very strong board of directors who will all greatly contribute to our future success.